UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported) August 15, 2007
WILLBROS GROUP, INC.
(Exact Name of Registrant as Specified in Its Charter)
Republic of Panama
(State or Other Jurisdiction of Incorporation)

1-11953 (Commission File Number)	98-0160660 (IRS Employer Identification No.)
Plaza 2000 Building, 50th Street, 8th Floor, P.O. Box 0816-01098, Panama, Republic of Panama
(Address of Principal Executive Offices) (Zip Code)
+50-7-213-0947
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other events.
     In March and April 2004, Willbros Group, Inc. (the “Company”) completed a private placement of $70.0 million in aggregate principal amount of 2.75% Convertible Senior Notes due 2024 (the “2.75% Notes”). The 2.75% Notes are governed by an Indenture dated as of March 12, 2004, by and between the Company and Bank of New York, as successor Trustee, as amended by that certain First Supplemental Indenture dated as of September 22, 2005 (the “Indenture”). Under the Indenture, the Company is required to notify holders of the 2.75% Notes of its method for settling the principal amount of the 2.75% Notes upon conversion. This notification, once provided, is irrevocable and legally binding upon the Company with regard to any conversion of the 2.75% Notes. On August 15, 2007, the Company notified holders of the 2.75% Notes of its election to satisfy its conversion obligation with respect to the principal amount of any 2.75% Notes surrendered for conversion by paying the holders of such surrendered 2.75% Notes 100% of the principal conversion obligation in the form of common stock of the Company. Until the 2.75% Notes are surrendered for conversion, the Company will not be required to notify holders of its method for settling the excess amount of the conversion obligation relating to the amount of the conversion value above the principal amount, if any.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WILLBROS GROUP, INC.
Date: August 16, 2007	By:	/s/ Van A. Welch
Van A. Welch
Senior Vice President and Chief Financial Officer

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